Exhibit 3.21

CERTIFICATE OF INCORPORATION

OF

STORA ENSO NORTH AMERICA INC.

FIRST: The name of the Corporation is Stora Enso North America Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at the above address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue shall be Three Thousand (3,000) shares of Common Stock, par value One Dollar ($1.00) per share.

FIFTH: Unless and except to the extent required by the Bylaws, the election of the Board of Directors of the Corporation need not be by written ballot.

SIXTH: The Board of Directors shall have the power to make, alter, or repeal the Bylaws of the Corporation.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or

(iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Scott E. Waxman is the sole incorporator and his mailing address is Potter Anderson & Corroon LLP, Hercules Plaza, 1313 N. Market Street, 6th Floor, P.O. Box 951, Wilmington, DE 19899.

/s/ Scott E. Waxman
Scott E. Waxman
Incorporator

DATED: October 8, 2004

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

STORA ENSO NORTH AMERICA INC.

Stora Enso North America Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That a meeting of the Board of Directors of Stora Enso North America Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered ARTICLE I so that, as amended, said Article shall be and read as follows:

ARTICLE I: The name of the corporation is NewPage Consolidated Papers Inc.

SECOND: That the said amendment has been consented to and authorized by the holders of the issued and outstanding stock entitled to vote by a unanimous written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed this 21st day of December, 2007.

STORA ENSO NORTH AMERICA INC.

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Secretary